Exhibit 99

Dollar General Reports Record Fourth Quarter and Full Year 2011 Financial Results

  Fourth Quarter Same-Store Sales Increased 6.5%; Full Year Same-Store Sales Increased 6.0%
  Fourth Quarter Adjusted EPS of $0.87; Reported EPS of $0.85
  Full Year Adjusted EPS of $2.37, up 26%; Reported EPS of $2.22, up 22%
  Company Provides Strong 2012 Financial Outlook

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--March 22, 2012--Dollar General Corporation (NYSE: DG) today reported record sales, operating profit and net income for its fiscal 2011 fourth quarter (14 weeks) and full year (53 weeks) ended February 3, 2012.

“For Dollar General, 2011 was another exceptional year,” said Rick Dreiling, chairman and chief executive officer. “We executed on our operating priorities and delivered strong financial performance, while, at the same time, we were able to make significant investments which, I believe, will enable us to continue to achieve outstanding results.”

“The strategies and investments we have put in place over the last four years have helped us capture the market share, customer loyalty and operating efficiencies that are driving our results. I believe those strategies and investments, along with the ones we have planned for 2012, will continue to serve us well. In fact, sales for the year are off to a strong start. We are expecting another year of profitable growth, including fiscal 2012 estimates of total sales growth of 10 to 11 percent on a comparable 52-week basis, same-store sales growth of 3 to 5 percent, and adjusted EPS of $2.65 to $2.75.”

Fiscal Fourth Quarter 2011 Highlights

Net sales increased 20.1 percent to $4.19 billion in the 2011 fourth quarter compared to $3.49 billion in the 2010 fourth quarter. Excluding sales for the week ending February 3, 2012 (“the 53rd week”) of $289 million, net sales increased 11.8 percent. Same-store sales, based on the comparable 13-week periods ended January 27, 2012 and January 28, 2011, increased 6.5 percent, resulting from increases in both customer traffic and average transaction amount, which, to some extent, included an increase resulting from inflation.

Gross profit, as a percentage of sales, was 32.2 percent in the 2011 fourth quarter compared to 32.4 percent in the 2010 quarter, a decrease of 25 basis points. The most significant factors contributing to the net decrease in the fourth quarter gross profit rate were a higher mix of consumables, which generally have lower markups than non-consumables, and an increase to the provision for LIFO, partially offset by higher markups. Cost of goods sold included charges to increase the Company’s LIFO reserve of $22 million in the 2011 fourth quarter and $5 million in the 2010 quarter.

Selling, general and administrative expenses (“SG&A”), as a percentage of sales, were 20.0 percent in the 2011 fourth quarter compared to 20.7 percent in the 2010 fourth quarter, an improvement of 68 basis points. Excluding the acceleration of equity-based compensation and other expenses resulting from secondary offerings of the Company’s common stock of $10.3 million and $4.7 million in the 2011 and 2010 quarters, respectively, SG&A, as percentage of sales, improved by 79 basis points. The decline in SG&A, as a percentage of sales, was largely due to the impact of increased sales, including the 53rd week, improved utilization of retail store labor, and a decrease in incentive compensation. Various other cost reduction efforts contributed to the improvement in SG&A as a percentage of sales.

Operating profit increased by 24 percent to $508 million, or 12.1 percent of sales, in the 2011 fourth quarter, compared to $408 million, or 11.7 percent of sales, in the 2010 fourth quarter. Excluding the acceleration of equity-based compensation and other secondary offering expenses from both periods, operating profit increased by 26 percent to $519 million, or 12.4 percent of sales, compared to $413 million, or 11.8 percent of sales in the 2010 quarter.

Interest expense was $40 million in the 2011 fourth quarter compared to $66 million in the 2010 fourth quarter. The decrease in the 2011 period from the 2010 period was due to lower outstanding borrowings, resulting from the Company’s repurchases of indebtedness and lower all-in interest rates on its term loan primarily due to reduced notional amounts on interest rate swaps.

The effective income tax rate in the 2011 fourth quarter was 37.5 percent compared to 35.0 percent in the 2010 fourth quarter. Income taxes in the fourth quarter of 2010 were reduced by an adjustment to a state tax reserve in the amount of $6.8 million, or approximately $0.02 per diluted share, including related interest accruals and net of federal income tax.

Net income for the 2011 fourth quarter was $293 million, or diluted earnings per share (“EPS”) of $0.85, compared to net income of $223 million, or diluted EPS of $0.64, in the fourth quarter of fiscal 2010. Adjusted net income, as defined below, increased 33 percent to $299 million, or adjusted diluted EPS of $0.87, in the 2011 fourth quarter over adjusted net income in the 2010 fourth quarter of $226 million, or adjusted diluted EPS of $0.65.

Adjusted net income is defined as net income excluding specifically identified expenses. For the 2011 and 2010 fourth quarters, the acceleration of equity-based compensation and other expenses relating to secondary offerings of the Company’s stock were excluded. For the 2011 and 2010 full years, adjustments also included the net losses on debt repurchases in each period and the expenses related to litigation settlements in 2011. The income tax effect of adjustments is also excluded from all periods presented. A reconciliation of adjusted net income to net income is presented in the accompanying schedules.

Full Year 2011 Financial Results

Full year 2011 net sales increased 13.6 percent to $14.81 billion compared to net sales of $13.04 billion in 2010. Same-store sales, based on the comparable 52-week periods ended January 27, 2012 and January 28, 2011, increased 6.0 percent, resulting from increases in both customer traffic and average transaction amount, which, to some extent, included an increase resulting from inflation.

The Company’s gross profit rate decreased 31 basis points to 31.7 percent of sales in 2011 from 32.0 percent of sales in 2010. Consumables, which generally have lower markups than non-consumables, represented a greater percentage of sales in 2011 than in 2010. Purchase costs increased primarily due to increased commodity costs. In addition, markdowns were higher and transportation costs were impacted by higher fuel rates in 2011. The LIFO provision increased to $48 million in 2011 compared to $5 million in 2010. These factors were partially offset by selective price increases as well as lower inventory shrinkage and distribution center costs, as a percentage of sales.

Full year SG&A expense was 21.7 percent as a percentage of sales in 2011 compared to 22.3 percent in 2010, an improvement of 61 basis points, reflecting the favorable impact of the 13.6 percent increase in sales. In addition, retail labor expense increased at a rate lower than the increase in sales, partially due to the rollout of a workforce management system in the stores. A decrease in incentive compensation driven by more aggressive bonus targets, and various cost reduction efforts affecting rent and benefits, among other expenses, also contributed to the overall decrease in SG&A as a percentage of sales. These decreases were partially offset by increased store data transmission costs, depreciation and amortization expense and the increased use of debit cards. SG&A in 2011 includes expenses totaling $13.1 million for payments and accruals related to the settlement and expected settlement of two legal matters. SG&A in 2011 and 2010 includes expenses totaling $11.1 million and $19.7 million, respectively, for expenses (primarily share-based compensation) incurred in connection with secondary offerings of the Company’s common stock. Excluding these items, SG&A, as a percentage of sales, was 21.5 percent in 2011 compared to 22.1 percent in 2010.

Full year operating profit increased by 17 percent to $1.49 billion, or 10.1 percent of sales, in 2011 compared to $1.27 billion, or 9.8 percent of sales, in 2010. Excluding the acceleration of equity-based compensation and other secondary offering expenses from both years and expenses related to the legal settlements in 2011 noted above, operating profit increased 17 percent to $1.52 billion, or 10.2 percent of sales, in 2011 compared to 9.9 percent of sales in 2010, a 30 basis point improvement.

Interest expense in 2011 was $205 million, a decrease of $69 million from 2010, primarily as the result of lower average outstanding long-term obligations, lower average interest rates due to the repurchase of a portion of the Company’s Senior Notes with cash and borrowings under the revolving credit facility in the first half of 2011, and lower all-in interest rates on the Company’s term loan, primarily due to reduced notional amounts on related interest rate swaps.

In 2011, the Company incurred pretax losses of $60.3 million resulting from repurchases of $864.3 million aggregate principal amount of its Senior Notes.

The effective income tax rate for 2011 was 37.4 percent compared to a rate of 36.3 percent for 2010. Income taxes in 2010 were reduced by an adjustment to a state tax reserve in the amount of $6.8 million, or approximately $0.02 per diluted share, including related interest accruals and net of federal income tax.

The Company reported net income of $767 million, or diluted EPS of $2.22 for fiscal year 2011 compared to net income of $628 million, or diluted EPS of $1.82, for fiscal year 2010. Adjusted net income, as defined above and as reconciled to net income in the accompanying schedules, increased 26 percent to $819 million, or $2.37 per diluted share, in fiscal 2011, compared to adjusted net income in 2010 of $649 million, or $1.88 per diluted share. 2010 EPS includes the approximate $0.02 per diluted share benefit resulting from the effective resolution and release of the unrecognized tax benefit discussed above.

Merchandise Inventories

As of February 3, 2012, total merchandise inventories, at cost, were $2.01 billion compared to $1.77 billion as of January 28, 2011, an increase of 7 percent on a per-store basis. Annual inventory turns were 5.3 times in 2011 (based on a 53-week fiscal year).

Long-Term Obligations

As of February 3, 2012, outstanding long-term obligations, including the current portion, were $2.62 billion, a decrease of $670 million from the end of fiscal 2010, resulting from repurchases of the remaining $864 million of the Company’s 10.625 percent Senior Notes. Pretax losses of $60.3 million are reflected in other (income) expense in the consolidated statements of operations. In 2010, the Company recorded pretax losses on debt repurchases totaling $14.7 million.

On March 15, 2012, the Company amended and restated its asset-based revolving credit facility, increasing the maximum amount permitted to be borrowed thereunder to $1.2 billion and extending the maturity of the facility from 2013 to 2014.

In addition, the Company recently commenced efforts to amend its $1.964 billion term loan facility to extend the maturity of a portion of the facility from 2014 to 2017. There can be no assurance that the Company will be able to amend the term loan facility on these terms, or at all.

Capital Expenditures

Total additions to property and equipment in 2011 were $515 million, including: $120 million for distribution centers; $114 million for new leased stores; $80 million for improvements and upgrades to existing stores; $80 million for stores purchased or built by the Company; $73 million for remodels and relocations of existing stores; $28 million for information systems upgrades and technology-related projects; and $15 million for transportation-related capital. During 2011, the Company opened 625 new stores and remodeled or relocated 575 stores.

Share Repurchase Authorization

During the 2011 fourth quarter, the Company repurchased 4.9 million shares of its common stock from the Company’s controlling shareholder, Buck Holdings, L.P. (which is controlled by affiliates of KKR and Goldman, Sachs & Co.) for $185 million, leaving a remaining authorization of $315 million of the total $500 million authorization for the repurchase of common stock. The Company intends to fund any future repurchases through cash from operations or borrowings on its revolving credit facility. Such repurchases may be effected from time to time through open market repurchases and/or privately negotiated transactions. The timing and amount of repurchase transactions under this program will depend upon price, market conditions, and other factors. The Company expects to repurchase the remainder of the $500 million authorization within the fiscal year. However, there can be no assurance as to the number of shares the Company will purchase, if any.

Fiscal 2012 Financial Outlook

For the 52-week 2012 fiscal year, the Company expects total sales to increase 8 to 9 percent over the 53-week 2011 fiscal year, or 10 to 11 percent on a comparable 52-week basis. Same-store sales, based on a comparable 52-week period, are expected to increase 3 to 5 percent. Operating profit for 2012 is expected to be between $1.60 and $1.65 billion. In the first half of the year, the Company expects modest contraction of the gross profit rate and higher expenses related to strategic investments, including costs associated with the opening and ramp-up of operations of two new distribution centers and costs related to the Company’s initial entrance into California.

The Company expects full year interest expense to be in the range of $145 million to $155 million. The Company intends to repurchase its outstanding Senior Subordinated Notes through cash from operations or a refinancing at the first scheduled call date in July 2012. If the Company does not redeem the notes, interest expense will likely exceed the guidance, and the expected losses relating to those repurchases will not occur.

Diluted EPS for the 52-week fiscal year, adjusted to exclude any losses resulting from redemption of the Senior Subordinated Notes, potential charges or expenses relating to amendments to or refinancing of any notes, loans or revolving credit facilities and any expenses resulting from potential secondary stock offerings, is expected to be approximately $2.65 to $2.75, based on approximately 335 million weighted average diluted shares, which assumes the likely repurchase of the remaining $315 million of common stock under the Company’s share repurchase authorization. The full year 2012 effective tax rate is expected to be between 38 and 39 percent. The 2012 expected tax rate exceeds the 2011 rate due principally to the expiration of federal jobs related tax credits for employees hired after December 31, 2011 as well as certain federal jobs credits that only applied to 2011.

The Company plans to open approximately 625 new stores, including 40 Dollar General Market stores in 2012. In addition, the Company plans to remodel or relocate a total of approximately 550 stores. Square footage is again expected to increase by approximately seven percent. Approximately 80 stores are expected to be opened in new markets, including California, Nevada, Connecticut, Massachusetts and New Hampshire. Capital expenditures are expected to be in the range of $600 million to $650 million. Approximately 65 percent of capital spending is for investment in store growth and development, including new stores, remodels, relocations and purchases of existing store locations; approximately 15 percent is for transportation, distribution and special projects; the remaining 20 percent is for maintenance capital.

The volatility of the macroeconomic environment continues to pressure the consumer and impact the Company’s cost of purchasing and delivering merchandise to its stores. Management continues to closely monitor customers’ responses to the economic and competitive climates.

Conference Call Information

The Company will hold a conference call on Thursday morning, March 22, 2012 at 9:00 a.m. CT/10:00 a.m. ET, hosted by Rick Dreiling, chairman and chief executive officer, and David Tehle, chief financial officer. If you wish to participate, please call (866) 710-0179 at least 10 minutes before the conference call is scheduled to begin. The pass code for the conference call is "Dollar General." The call will also be broadcast live online at www.dollargeneral.com under “Investor Information, Conference Calls and Investor Events.” A replay of the conference call will be available through Thursday, April 5, 2012, and will be accessible online or by calling (334) 323-7226. The pass code for the replay is 50102793.

Non-GAAP Disclosure

Certain financial information provided in this press release and the accompanying tables has not been derived in accordance with generally accepted accounting principles (“GAAP”), including adjusted net income and adjusted diluted EPS. The Company has also provided calculations of EBITDA and Adjusted EDITDA, which are non-GAAP measures.

Reconciliations of all of these non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP are provided in the accompanying schedules. In addition, for reference, the schedules also include calculations of SG&A and operating profit, as adjusted to exclude certain expenses. In addition to historical results, guidance for fiscal 2012 is based on comparable adjustments.

The Company believes that providing comparisons to net income and diluted earnings per share, adjusted for the items shown in the accompanying reconciliations, provides useful information to the reader in assessing the Company’s operating performance. The Company believes that the presentation of EBITDA and adjusted EBITDA is appropriate to provide additional information about the calculation of the senior secured incurrence test, a material financial ratio in the Company’s credit agreements. Adjusted EBITDA is a material component of that ratio.

The non-GAAP measures discussed above are not measures of financial performance or condition, liquidity or profitability in accordance with GAAP, and should not be considered as alternatives to net income, diluted earnings per share, operating income, cash flows from operations or any other performance measures determined in accordance with GAAP. Additionally, EBITDA and adjusted EBITDA are not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments, debt service requirements and replacement of fixed assets. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s financial results as reported under GAAP.

Forward-Looking Statements

This press release contains forward-looking information, such as the information in the sections entitled “Fiscal 2012 Financial Outlook” as well as other statements regarding our outlook, plans and intentions. A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “may,” “should,” “could,” “believe,” “anticipate,” “project,” “plan,” “schedule,” “on track,” “expect,” “estimate,” “objective,” “forecast,” “goal,” “focus,” “intend,” “committed,” “continue,” or “will likely result,” and similar expressions that concern our strategy, plans, intentions or beliefs about future occurrences or results. These matters involve risks, uncertainties and other factors that may cause the actual performance of the Company to differ materially from that which we expected. We derive many of these statements from our operating budgets and forecasts, which are based on many detailed assumptions that we believe are reasonable. However, it is very difficult to predict the effect of known factors, and we cannot anticipate all factors that could affect our actual results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from the expectations expressed in or implied by such forward-looking statements include, but are not limited to:

  failure to successfully execute the Company’s growth strategy, including delays in store growth, difficulties executing sales and operating profit margin initiatives and inventory shrinkage reduction;
  the failure of the Company’s new store base to achieve sales and operating levels consistent with the Company’s expectations;
  risks and challenges in connection with sourcing merchandise from domestic and foreign vendors, as well as trade restrictions;
  the Company’s level of success in gaining and maintaining broad market acceptance of its private brands and in achieving its other initiatives;
  unfavorable publicity or consumer perception of the Company’s products;
  the Company’s debt levels and restrictions in its debt agreements;
  economic conditions, including their effect on the financial and capital markets, the Company’s suppliers and business partners, employment levels, consumer demand, disposable income, credit availability and spending patterns, inflation and the cost of goods;
  increases in commodity prices (including, without limitation, cotton, wheat, corn, sugar, oil, paper, nuts and resin);
  levels of inventory shrinkage;
  seasonality of the Company’s business;
  increases in costs of fuel or other energy, transportation or utilities costs and in the costs of labor, employment and healthcare;
  the impact of changes in or noncompliance with governmental laws and regulations (including, but not limited to, product safety, healthcare and unionization) and developments in and outcomes of legal proceedings, investigations or audits;
  disruptions, unanticipated expenses or operational failures in the Company’s supply chain including, without limitation, a decrease in transportation capacity for overseas shipments or work stoppages or other labor disruptions that could impede the receipt of merchandise;
  delays or unanticipated expenses in constructing new distribution centers;
  damage or interruption to the Company’s information systems;
  changes in the competitive environment in the Company’s industry and the markets where the Company operates;
  natural disasters, unusual weather conditions, pandemic outbreaks, boycotts, war and geo-political events;
  the incurrence of material uninsured losses, excessive insurance costs or accident costs;
  the Company’s failure to protect its brand name;
  the Company’s loss of key personnel or the Company’s inability to hire additional qualified personnel;
  interest rate and currency exchange fluctuations;
  a data security breach;
  the Company’s failure to maintain effective internal controls;
  changes to income tax expense due to changes in or interpretation of tax laws, or as a result of federal or state income tax examinations;
  changes to or new accounting guidance, such as changes to lease accounting guidance or a requirement to convert to international financial reporting standards;
  the factors disclosed under “Risk Factors” in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission; and
  such other factors as may be discussed or identified in this press release.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its other SEC filings and public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for more than 70 years. Dollar General helps shoppers Save time. Save money. Every day!(R) by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, house wares and seasonal items at low everyday prices in convenient neighborhood locations. With 9,937 stores in 38 states as of February 3, 2012, Dollar General has more retail locations than any retailer in America. In addition to high quality private brands, Dollar General sells products from America's most-trusted manufacturers such as Procter & Gamble, Kimberly-Clark, Unilever, Kellogg's, General Mills, Nabisco, Hanes, PepsiCo and Coca-Cola. Learn more about Dollar General at www.dollargeneral.com.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands)

	February 3,	January 28,
	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$126,126	$497,446
Merchandise inventories	2,009,206	1,765,433
Prepaid expenses and other current assets	139,742	104,946
Total current assets	2,275,074	2,367,825
Net property and equipment	1,794,960	1,524,575
Goodwill	4,338,589	4,338,589
Other intangible assets, net	1,235,954	1,256,922
Other assets, net	43,943	58,311
Total assets	$9,688,520	$9,546,222

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$590	$1,157
Accounts payable	1,064,087	953,641
Accrued expenses and other	397,075	347,741
Income taxes payable	44,428	25,980
Deferred income taxes	3,722	36,854
Total current liabilities	1,509,902	1,365,373
Long-term obligations	2,617,891	3,287,070
Deferred income taxes	656,996	598,565
Other liabilities	229,149	231,582
Total liabilities	5,013,938	5,482,590

Commitments and contingencies

Redeemable common stock	6,087	9,153

Shareholders' equity:
Preferred stock	-	-
Common stock	295,828	298,819
Additional paid-in capital	2,960,940	2,945,024
Retained earnings	1,416,918	830,932
Accumulated other comprehensive loss	(5,191)	(20,296)
Total shareholders' equity	4,668,495	4,054,479
Total liabilities and shareholders' equity	$9,688,520	$9,546,222

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share amounts)

	For the Quarter Ended
	February 3,		January 28,
	2012	% of Net	2011	% of Net
	(14 Weeks)	Sales	(13 Weeks)	Sales
Net sales	$4,185,073	100.00%	$3,486,104	100.00%
Cost of goods sold	2,838,704	67.83	2,355,951	67.58
Gross profit	1,346,369	32.17	1,130,153	32.42
Selling, general and administrative expenses	838,129	20.03	721,902	20.71
Operating profit	508,240	12.14	408,251	11.71
Interest income	(36)	(0.00)	(92)	(0.00)
Interest expense	40,105	0.96	65,629	1.88
Other (income) expense	51	0.00	118	0.00
Income before income taxes	468,120	11.19	342,596	9.83
Income tax expense	175,610	4.20	120,050	3.44
Net income	$292,510	6.99%	$222,546	6.38%

Earnings per share:
Basic	$0.86		$0.65
Diluted	$0.85		$0.64
Weighted average shares outstanding:
Basic	340,021		341,305
Diluted	343,764		345,317

	For the Year Ended
	February 3,		January 28,
	2012	% of Net	2011	% of Net
	(53 Weeks)	Sales	(52 Weeks)	Sales
Net sales	$14,807,188	100.00%	$13,035,000	100.00%
Cost of goods sold	10,109,278	68.27	8,858,444	67.96
Gross profit	4,697,910	31.73	4,176,556	32.04
Selling, general and administrative expenses	3,207,106	21.66	2,902,491	22.27
Operating profit	1,490,804	10.07	1,274,065	9.77
Interest income	(91)	(0.00)	(220)	(0.00)
Interest expense	204,991	1.38	274,212	2.10
Other (income) expense	60,615	0.41	15,101	0.12
Income before income taxes	1,225,289	8.27	984,972	7.56
Income tax expense	458,604	3.10	357,115	2.74
Net income	$766,685	5.18%	$627,857	4.82%

Earnings per share:
Basic	$2.25		$1.84
Diluted	$2.22		$1.82
Weighted average shares outstanding:
Basic	341,234		341,047
Diluted	345,117		344,800

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)

	For the Year Ended
	February 3,	January 28,
	2012	2011
	(53 Weeks)	(52 Weeks)

Cash flows from operating activities:
Net income	$766,685	$627,857
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	275,408	254,927
Deferred income taxes	10,232	50,985
Tax benefit of stock options	(33,102)	(13,905)
Loss on debt retirement, net	60,303	14,576
Non-cash share-based compensation	15,250	15,956
Non-cash inventory adjustments and asset impairments	48,673	7,607
Other non-cash gains and losses	5,517	5,942
Change in operating assets and liabilities:
Merchandise inventories	(291,492)	(251,809)
Prepaid expenses and other current assets	(34,554)	(10,157)
Accounts payable	104,442	123,424
Accrued expenses and other liabilities	71,763	(42,428)
Income taxes	51,550	42,903
Other	(195)	(1,194)
Net cash provided by operating activities	1,050,480	824,684

Cash flows from investing activities:
Purchases of property and equipment	(514,861)	(420,395)
Proceeds from sales of property and equipment	1,026	1,448
Net cash used in investing activities	(513,835)	(418,947)

Cash flows from financing activities:
Issuance of common stock	177	631
Repayments of long-term obligations	(911,951)	(131,180)
Borrowings under revolving credit facility	1,157,800	-
Repayments of borrowings under revolving credit facility	(973,100)	-
Repurchase of common stock from principal shareholder	(185,000)	-
Equity settlements with employees, net of taxes paid	(28,993)	(13,723)
Tax benefit of stock options	33,102	13,905
Net cash used in financing activities	(907,965)	(130,367)

Net increase (decrease) in cash and cash equivalents	(371,320)	275,370
Cash and cash equivalents, beginning of year	497,446	222,076
Cash and cash equivalents, end of year	$126,126	$497,446

Supplemental cash flow information:
Cash paid for:
Interest	$209,351	$244,752
Income taxes	$382,294	$314,123
Supplemental schedule of non-cash investing and financing activities:
Purchases of property and equipment awaiting processing for payment, included in Accounts payable	$35,662	$29,658

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Selected Additional Information
(Unaudited)

Sales by Category (in thousands)

	For the Quarter Ended
	February 3, 2012	January 28, 2011
	(14 Weeks)	(13 Weeks)	% Change
Consumables	$2,987,830	$2,424,578	23.2%
Seasonal	657,541	585,137	12.4%
Home products	298,257	247,286	20.6%
Apparel	241,445	229,103	5.4%
Net sales	$4,185,073	$3,486,104	20.1%

	For the Year Ended
	February 3, 2012	January 28, 2011
	(53 Weeks)	(52 Weeks)	% Change
Consumables	$10,833,735	$9,332,119	16.1%
Seasonal	2,051,098	1,887,917	8.6%
Home products	1,005,219	917,638	9.5%
Apparel	917,136	897,326	2.2%
Net sales	$14,807,188	$13,035,000	13.6%

Store Activity

		For the Year Ended
		February 3, 2012	January 28, 2011
		(53 Weeks)	(52 Weeks)

Beginning store count		9,372	8,828
New store openings		625	600
Store closings		(60)	(56)
Net new stores		565	544
Ending store count		9,937	9,372
Total selling square footage (000's)		71,774	67,094
Growth rate (square footage)		7.0%	7.4%

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
Adjusted Net Income and Adjusted Diluted Earnings Per Share
And Calculations of SG&A and Operating Profit, Excluding Certain Items
(in millions, except per share amounts)

	For the Quarter Ended
	February 3, 2012		January 28, 2011
	(14 Weeks)		(13 Weeks)		Increase
	$	% of Net Sales	$	% of Net Sales	$	%
Net sales	$4,185.1		$3,486.1		$699.0	20.1%

Selling, general and administrative	$838.1	20.03%	$721.9	20.71%	$116.2	16.1%
Secondary offering expenses	(0.5)		(0.4)
Acceleration of equity-based compensation	(9.8)		(4.3)
SG&A, excluding above items	$827.8	19.78%	$717.2	20.57%	$110.6	15.4%

Operating profit	$508.2	12.14%	$408.3	11.71%	$99.9	24.5%
Secondary offering expenses	0.5		0.4
Acceleration of equity-based compensation	9.8		4.3
Operating profit, excluding above items	$518.5	12.39%	$413.0	11.85%	$105.5	25.5%

Net income	$292.5	6.99%	$222.5	6.38%	$70.0	31.5%
Secondary offering expenses	0.5		0.4
Acceleration of equity-based compensation	9.8		4.3
Total adjustments	10.3		4.7
Income tax effect of adjustments	(3.8)		(1.7)
Net adjustments	6.5		3.0
Adjusted net income	$299.0	7.14%	$225.5	6.47%	$73.5	32.6%

Diluted earnings per share:
As reported	$0.85		$0.64
Adjusted	$0.87		$0.65

Weighted average diluted shares outstanding	343.8		345.3

	For the Year Ended
	February 3, 2012		January 28, 2011
	(53 Weeks)		(52 Weeks)		Increase
	$	% of Net Sales	$	% of Net Sales	$	%
Net sales	$14,807.2		$13,035.0		$1,772.2	13.6%

Selling, general and administrative	$3,207.1	21.66%	$2,902.5	22.27%	$304.6	10.5%
Litigation settlements	(13.1)		-
Secondary offering expenses	(0.8)		(1.1)
Acceleration of equity-based compensation	(10.3)		(18.6)
SG&A, excluding above items	$3,182.9	21.50%	$2,882.8	22.12%	$300.1	10.4%

Operating profit	$1,490.8	10.07%	$1,274.1	9.77%	$216.7	17.0%
Litigation settlements	13.1		-
Secondary offering expenses	0.8		1.1
Acceleration of equity-based compensation	10.3		18.6
Operating profit, excluding above items	$1,515.0	10.23%	$1,293.8	9.93%	$221.2	17.1%

Net income	$766.7	5.18%	$627.9	4.82%	$138.8	22.1%
Litigation settlements	13.1		-
Secondary offering expenses	0.8		1.1
Acceleration of equity-based compensation	10.3		18.6
Repurchase of long-term obligations	60.3		14.6
Total adjustments	84.5		34.3
Income tax effect of adjustments	(32.7)		(13.0)
Net adjustments	51.8		21.3
Adjusted net income	$818.5	5.53%	$649.2	4.98%	$169.3	26.1%

Diluted earnings per share:
As reported	$2.22		$1.82
Adjusted	$2.37		$1.88

Weighted average diluted shares outstanding	345.1		344.8

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures (Continued)

RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA

	For the Quarter Ended		For the Year Ended
	February 3, 2012	January 28, 2011	February 3, 2012	January 28, 2011
(In millions)	(14 Weeks)	(13 Weeks)	(53 Weeks)	(52 Weeks)

Net income	$292.5	$222.6	$766.7	$627.9
Add (subtract):
Interest income	(0.1)	(0.1)	(0.1)	(0.2)
Interest expense	40.1	65.6	205.0	274.1
Depreciation and amortization	68.1	62.0	264.1	242.3
Income taxes	175.6	120.0	458.6	357.1
EBITDA	576.2	470.1	1,694.3	1,501.2

Adjustments:
Loss on debt retirement, net	-	-	60.3	14.6
Loss on hedging instruments	0.1	0.1	0.4	0.4
Advisory and consulting fees to affiliates	-	-	-	0.1
Non-cash expense for share-based awards	4.3	3.2	15.3	16.0
Litigation settlement and related costs, net	-	-	13.1	-
Indirect merger-related costs	0.5	0.3	0.9	1.3
Other non-cash charges (including LIFO)	22.6	4.9	53.3	11.5
Total Adjustments	27.5	8.5	143.3	43.9
Adjusted EBITDA	$603.7	$478.6	$1,837.6	$1,545.1

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(Continued)
(Dollars in millions)

Senior Secured Incurrence Test

	February 3,	January 28,
	2012	2011
Senior secured debt	$2,167.8	$1,984.4
Less: cash	126.1	497.4
Senior secured debt, net of cash	$2,041.7	$1,487.0
Adjusted EBITDA	$1,837.6	$1,545.1
Ratio of senior secured debt, net of cash, to Adjusted EBITDA	1.1x	1.0x

Calculation of Ratio of Long-Term Obligations to Adjusted EBITDA

	February 3,	January 28,
	2012	2011
Total long-term obligations	$2,618.5	$3,288.2
Adjusted EBITDA	$1,837.6	$1,545.1
Ratio of long-term obligations to Adjusted EBITDA	1.4x	2.1x

Calculation of Ratio of Long-Term Obligations, net of Cash, to Adjusted EBITDA

	February 3,	January 28,
	2012	2011
Total long-term obligations	$2,618.5	$3,288.2
Less: cash	126.1	497.4
Total long-term obligations, net of cash	$2,492.4	$2,790.8
Adjusted EBITDA	$1,837.6	$1,545.1
Ratio of long-term obligations, net of cash, to Adjusted EBITDA	1.4x	1.8x

CONTACT:
Dollar General Corporation
Investors:
Mary Winn Gordon, 615-855-5536
or
Emma Jo Kauffman, 615-855-5525
or
Media:
Tawn Earnest, 615-855-5209